Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Reports Fourth Quarter and Fiscal 2009 Financial Results

SUNNYVALE, Calif., Feb. 4, 2010 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced results for the fourth quarter and fiscal year 2009.

Net revenues for the fourth quarter of 2009 were $72.9 million compared with $71.3 million in the third quarter of 2009 and compared with $58.4 million in the fourth quarter of 2008. Product revenues for the fourth quarter of 2009 were $60.3 million, compared with $61.8 million in the third quarter of 2009 and with $46.3 million in the fourth quarter of 2008. Revenues from technology licensing for the fourth quarter of 2009 were $12.5 million, compared with $9.5 million in the third quarter of 2009 and with $12.1 million in the fourth quarter of 2008.

Income from operations for the fourth quarter of 2009 was $3.0 million, which compares with income from operations of $1.5 million in the third quarter of 2009 and with a loss from operations of $10.8 million in the fourth quarter of 2008.

Net income for the fourth quarter of 2009 was $2.4 million, or $0.02 per share, based on approximately 95.9 million diluted shares. By comparison, the company recorded net income of $3.1 million, or $0.03 per share based on approximately 95.9 million shares in the third quarter of 2009. For the fourth quarter of 2008, SST reported a net loss of $36.6 million, or $0.38 per share based on approximately 95.5 million diluted shares.

SST finished the fourth quarter of 2009 with $142.5 million in cash, cash equivalents, short-term investments, and long-term marketable debt securities, down approximately $1.3 million from $143.8 million at Sept. 30, 2009.

SST Reports Fourth Quarter and Fiscal 2009 Financial Results

Feb. 4, 2010

Fiscal 2009 Financial Results

Net revenues for the year ended Dec. 31, 2009 were $252.3 million compared with $315.5 million for the year ended Dec. 31, 2008. Total gross margin for 2009 was 29.8 percent compared with 30.8 percent in 2008. Product gross margins for 2009 were 16.7 percent compared with 18.2 percent in 2008. Operating expenses for the year ended Dec. 31, 2009 were $84.5 million compared with $114.4 million in 2008. Net loss for the year ended Dec. 31, 2009 was $10.2 million, or a loss of $0.11 per share based on 95.8 million diluted shares outstanding. This compares with a net loss of $39.8 million, or a loss of $0.40 per diluted share based on 100.0 million diluted shares outstanding for the year ended Dec. 31, 2008.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products. The company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH. SST’s non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules. Further information on SST can be found on the company’s Web site at http://www.sst.com.

SST Reports Fourth Quarter and Fiscal 2009 Financial Results

Feb. 4, 2010

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com. SST’s head office is located at 1020 Kifer Rd., Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.

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— FINANCIAL TABLES TO FOLLOW —

SST Reports Fourth Quarter and Fiscal 2009 Financial Results

Feb. 4, 2010

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
Net revenues:
Product revenues	$46,293	$60,343	$266,865	$212,662
Technology licensing	12,059	12,519	48,670	39,665

Total net revenues	58,352	72,862	315,535	252,327
Cost of revenues	41,756	49,188	218,304	177,087

Gross profit	16,596	23,674	97,231	75,240

Operating expenses:
Research and development	13,860	9,913	58,955	43,160
Sales and marketing	5,491	5,071	26,605	20,345
General and administrative	5,496	5,658	26,331	20,705
Other	2,514	—	2,514	329

Total operating expenses	27,361	20,642	114,405	84,539

Income (loss) from operations	(10,765)	3,032	(17,174)	(9,299)
Gain on sale of equity investments	—	731	—	1,811
Impairment of equity investments	(21,598)	—	(21,832)	(485)
Other income, net	581	227	4,978	3,708

Income (loss) before provision for (benefit from) income taxes and pro rata share of loss from equity investments	(31,782)	3,990	(34,028)	(4,265)
Provision for (benefit from) income taxes	1,740	1,321	(3,358)	4,692

Income (loss) before pro rata share of loss from equity investments	(33,522)	2,669	(30,670)	(8,957)
Pro rata share of loss from equity investments	3,105	309	9,145	1,280

Net income (loss)	$(36,627)	$2,360	$(39,815)	$(10,237)

Net income (loss) per share - basic	$(0.38)	$0.02	$(0.40)	$(0.11)

Shares used in per share calculation - basic	95,495	95,854	100,019	95,790

Net income (loss) per share - diluted	$(0.38)	$0.02	$(0.40)	$(0.11)

Shares used in per share calculation - diluted	95,495	95,870	100,019	95,790

SST Reports Fourth Quarter and Fiscal 2009 Financial Results

Feb. 4, 2010

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$50,880	$92,299
Short-term investments	48,997	30,613
Trade accounts receivable, net	20,117	37,660
Inventories	54,159	36,881
Other current assets	4,153	5,317

Total current assets	178,306	202,770

Long-term marketable debt securities	31,848	19,609
Long-term marketable equity investments	18,196	40,619
Equity investments, others	24,619	32,156
Property and equipment, net	18,913	12,051
Goodwill and intangible assets, net	14,794	12,882
Other assets	1,807	4,520

Total assets	$288,483	$324,607

LIABILITIES
Current liabilities:
Trade accounts payable	$19,146	$28,238
Accrued expenses and other liabilities	14,200	12,215
Deferred revenue	3,841	13,970

Total current liabilities	37,187	54,423

Other liabilities	8,082	10,057

Total liabilities	45,269	64,480

SHAREHOLDERS’ EQUITY
Common stock	412,312	415,267
Accumulated other comprehensive income	14,308	38,503
Accumulated deficit	(183,406)	(193,643)

Total shareholders’ equity	243,214	260,127

Total liabilities and shareholders’ equity	$288,483	$324,607

SST Reports Fourth Quarter and Fiscal 2009 Financial Results

Feb. 4, 2010

Silicon Storage Technology, Inc. and Subsidiaries

Supplemental Data

	Percentage of Gross Product Revenue			Change in Revenue
	4Q08	3Q09	4Q09	4Q08 to 4Q09	3Q09 to 4Q09
Product Revenue By Ship-To Location
North America	8%	4%	6%	2%	54%
Total International	92%	96%	94%	37%	(3)%
Europe	7%	4%	5%	(13)%	18%
Japan	13%	12%	11%	12%	(12)%
Korea	8%	7%	7%	21%	0%
China and Taiwan	54%	64%	60%	(26)%	16%
Other Far East	10%	9%	11%	54%	21%

Product Revenue by Application
Digital Consumer	26%	24%	22%	7%	(10)%
Internet Computing	24%	24%	29%	65%	19%
Networking	11%	16%	15%	80%	(6)%
Wireless Communications	39%	36%	34%	12%	(9)%
Total	100%	100%	100%	34%	(1)%

Licensing Revenue as a % of Total Revenue	21%	13%	17%	5%	33%